CONFIDENTIAL TREATMENT REQUESTED BY TARRAGON CORPORATION – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

EXHIBIT 10.1

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

BY AND AMONG

TABERNA CAPITAL MANAGEMENT LLC,

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS SUCCESSOR TO JP MORGAN CHASE BANK, NATIONAL ASSOCIATION, AS TRUSTEE,

HOLDERS OF THE AFFILIATE DEBT,

AND

TARRAGON CORPORATION

DATED:  OCTOBER 30, 2008

CONFIDENTIAL TREATMENT REQUESTED BY TARRAGON CORPORATION – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

RESTRUCTURING SUPPORT AND FORBEARANCE AGREEMENT

This Restructuring Support and Forbearance Agreement (this “Agreement”) dated as of October 30, 2008, is entered into by and among TABERNA CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“Taberna”), as collateral manager for the benefit of TABERNA PREFERRED FUNDING II, LTD., TABERNA PREFERRED FUNDING III, LTD., TABERNA PREFERRED FUNDING IV, LTD., TABERNA PREFERRED FUNDING V, LTD. AND TABERNA PREFERRED FUNDING VI, LTD.  (collectively, the “Taberna Debt Holders”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (“BNY”), as successor to JP Morgan Chase Bank, National Association, as Trustee under those certain subordinated unsecured notes issued pursuant to the subordinated indentures between Tarragon Corporation and BNY dated as of June 15, 2005, September 12, 2005, and March 1, 2006 (as amended, extended, supplemented, increased, consolidated, renewed or otherwise modified or replaced from time to time), ROBERT ROTHENBERG and BEACHWOLD PARTNERS, L.P., a Texas Limited Partnership and TARRAGON CORPORATION, a Nevada corporation (“Tarragon”).  Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in Section 17.

RECITALS

A. Tarragon is a developer, owner and manager of real estate.

B. The Taberna Debt Holders own, in the aggregate, $125,000,000 (One Hundred Twenty Five Million Dollars) principal amount of promissory notes of Tarragon issued pursuant to the Loan Documents and all Claims associated therewith (the “Taberna Debt”).

C. Taberna is a collateral manager that manages various collateral debt obligation vehicles, including those issued by the Taberna Debt Holders evidencing the Taberna Debt.

D. The parties hereto have engaged in good faith negotiations with the objective of reaching an agreement regarding the financial restructuring of Tarragon and the Tarragon Subsidiaries, including the restructuring of the Taberna Debt and the Affiliate Debt, pursuant to the terms of the Affiliate Debt Agreement.

E. Tarragon intends to implement a financial restructuring under which a substantial portion of Tarragon’s senior unsecured creditor claims are resolved (the “Financial Restructuring”) which, at Tarragon’s discretion, may result in the Tarragon Debtors filing voluntary petitions for relief (the “Filing”) under chapter 11 of the Bankruptcy Code (“Chapter 11”) and seeking approval by the Bankruptcy Court of a disclosure statement (the “Disclosure Statement”) and a plan of reorganization (the “Plan”).  To the extent the Financial Restructuring is not implemented pursuant to a Filing, the form and terms of such Financial Restructuring must be acceptable to Taberna in its sole and absolute discretion.

CONFIDENTIAL TREATMENT REQUESTED BY TARRAGON CORPORATION – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

F. Taberna has informed Tarragon that the failure of Tarragon to make the October 30, 2008 interest payment with respect to the Taberna Debt would preclude Taberna from entering into negotiations with respect to the Financial Restructuring.

G. Any Filing by Tarragon would constitute an event of default under the Taberna Promissory Note and Loan Documents evidencing the Taberna Debt.

H. Tarragon is also the issuer of the Affiliate Debt, which is held by Beachwold and Rothenberg (Beachwold, Rothenberg, William S. Friedman, a partner of Beachwold, and any of their affiliates are hereinafter collectively referred to as the “holders of the Affiliate Debt”).

I. Tarragon also anticipates that, in connection with the Financial Restructuring, some or all of the membership interests in Newco shall be issued to ***, or its affiliates (“***”) or some other third party(ies), which shall not include, directly or indirectly, any holders of the Affiliate Debt (“Third Party”).

J. The parties hereto wish to further agree to use their commercially reasonable efforts to timely complete the Financial Restructuring in accordance with, the terms, conditions and limitations contained herein.

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be bound hereby, do hereby agree as follows:

1.           Agreements of BNY, Taberna and the Taberna Debt Holders.  BNY and Taberna, for itself and on behalf of the Taberna Debt Holders, agree that, so long as this Agreement has not been terminated in accordance with Section 15 hereof, it:

(i) will not vote or take any action whatsoever to oppose the Financial Restructuring or, if applicable, the Plan or otherwise agree to, consent to, or provide any support to any other plan of reorganization of the Tarragon Debtors that is not supported by Tarragon;

(ii) will not object to or otherwise commence any proceeding to oppose or alter the Financial Restructuring or the Plan (or any other document filed in furtherance of the Financial Restructuring) or take any other action that is inconsistent with consummation of the Plan and the Financial Restructuring;

(iii) will not sell, transfer, assign, mortgage, pledge or otherwise encumber any of the Taberna Debt owned by it or grant any option thereon or any right or interest (voting or otherwise) therein, or enter into any agreement, letter of intent or understanding to do any of the foregoing;

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(iv) will not take any action or otherwise pursue any right or remedy under the Loan Documents, with respect to any Default or Event of Default (as defined in the Loan Documents), or  initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Taberna Debt, other than to enforce this  Agreement; and

(v)  will not exercise any of its rights or remedies under the Taberna Promissory Notes or any other Loan Documents or applicable law with respect to any event of default now existing or hereafter arising under the Taberna Promissory Notes or any other Loan Document, including  (i) accelerating the maturity of the Taberna Promissory Notes or initiating proceedings for the collection of the principal amount of, any interest on, or any other amount with respect to the Notes; and (ii) filing or joining in filing any involuntary petition in bankruptcy with respect to Tarragon, or otherwise initiate or participate in similar insolvency, reorganization or moratorium proceedings for the benefit of creditors of Tarragon (other than the Filing as contemplated herein) ..

2. Exchange.  Subject to the terms and conditions hereof, on the Effective Date Tarragon, Taberna and the holders of the Affiliate Debt agree to observe and perform the following agreements and covenants:

(a) Each Taberna Debt Holder shall sell, assign and deliver to Newco all Taberna Debt owned by it, and in exchange therefor, Newco shall issue, sell and deliver to such Taberna Debt Holder Newco’s secured senior promissory notes having the terms and provisions set forth below in Section 3 (the “Newco Senior Notes”), which terms and provisions shall be set forth in an Indenture(s) (the “Indenture”), the form and substance of which shall be acceptable to BNY and U.S. Bank National Association (together, BNY and U.S. Bank National Association are referred to herein as the “Trustees”).  The principal amount of Newco Senior Notes issued, sold and delivered to each Taberna Debt Holder shall be equal to the principal amount of Taberna Promissory Notes delivered in exchange therefor by such Taberna Debt Holder, and the final maturity date of such Newco Senior Notes so issued, sold and delivered shall match the final maturity date of the Taberna Promissory Notes so surrendered.    The aggregate principal amount of all Newco Senior Notes to be issued, sold and delivered by Newco to the Taberna Debt Holder shall be equal to $125,000,000 (One Hundred Twenty Five Million Dollars).  (Such issuance of the Newco Senior Notes in exchange for the Taberna Debt being herein sometimes called the “Exchange”.)

(b) The holders of the Affiliate Debt shall pledge all equity securities of Newco and Tarragon received or held by them in respect of any disposition of the Affiliated Debt under the Financial Restructuring to secure the full payment and discharge of all of Newco’s obligations under the Newco Senior Notes pursuant to a pledge and security agreement, in form and substance reasonably acceptable to Taberna (the “Affiliate Pledge and Security Agreement”), that such holders and each Taberna Debt Holder agree to execute and deliver on the Effective Date.  The Affiliate Pledge and Security Agreement will be non-recourse to the holders of the Affiliate Debt and will contain customary exculpation provisions with respect thereto.  To the extent the holders of the Affiliate Debt sell, assign and deliver to Newco all or a portion of the Affiliate Debt owned by them, and in exchange therefor, Newco issues and delivers to such holders Newco’s  subordinated notes, such subordinated notes shall have substantially the terms and provisions set forth below in Section 4  (the “Newco Subordinated Notes”).

CONFIDENTIAL TREATMENT REQUESTED BY TARRAGON CORPORATION – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION

(c) Newco’s claim against Tarragon with respect to the Taberna Debt shall be satisfied through the issuance to Newco of shares of Restructured Tarragon’s stock (which may be preferred stock (with an aggregate dividend preference sufficient to pay interest on the Newco Senior Notes and Newco Subordinated Notes as and when such interest is due), common stock or a combination thereof) which shares shall have the same terms and shall vote with Tarragon’s common stock (collectively, the “Replacement Securities”). The Replacement Securities and any equity securities pledged by the holders of the Affiliate Debt under the Affiliate Pledge and Security Agreement shall, at the Effective Date, represent at least 80% of Restructured Tarragon’s issued and outstanding shares of preferred stock and common stock in the aggregate.

(d) Newco shall pledge all Replacement Securities received by it in respect of the Taberna Debt, pursuant to the Financial Restructuring, to secure the full payment and discharge of all of Newco’s obligations under the Newco Senior Notes pursuant to a pledge and security agreement, in form and substance reasonably acceptable to Taberna  (the “Pledge and Security Agreement”), that Newco and each Taberna Debt Holder agree to execute and deliver on the Effective Date.

(e) Newco shall cause an irrevocable letter of credit with a face amount of $2,500,000 (Two Million Five Hundred Thousand Dollars) (the “Letter of Credit”) to be issued by a commercial bank reasonably acceptable to Taberna solely to secure payment of Newco’s obligations under the Newco Senior Notes, as set forth in the Pledge and Security Agreement.

(f) Newco shall issue to ***, the holders of the Affiliate Debt or to the Third Party (which Third Party shall be subject to the prior written approval of Taberna, which approval shall not be unreasonably withheld), as applicable, membership interests of Newco which, after their issuance, shall represent substantially all of the then outstanding membership interests of Newco; provided, however, that in no event shall the holders of the Affiliate Debt own more than 49% of the economic or voting interests in Newco without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion.  Tarragon agrees to take commercially reasonable efforts to cause Newco to issue such membership interests.

(g) So long as Newco is a wholly owned subsidiary of Tarragon, Tarragon will cause Newco to comply with Newco’s obligations set forth in this Agreement.

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(h) Taberna, for itself and the Taberna Debt Holders, will direct or request the Trustees to take such action as may be necessary or required under the terms of the Taberna Promissory Notes or the other Loan Documents to fulfill such Person's obligations under this Agreement or in connection with the Financial Restructuring.

3. The Newco Senior Notes.   The Newco Senior Notes will be in the principal amount of $125 million and will mature in 2035-6. The Newco Senior Notes will bear cumulative interest at the rate of 2% per annum for the first seven years following the issuance thereof, which rate shall thereafter increase by 2% per annum each of the following three years until the Newco Senior Notes shall bear cumulative interest at the rate of 8% per annum.  The Newco Senior Notes shall continue to bear cumulative interest at the rate of 8% per annum until the 15th anniversary of issuance of the Newco Senior Notes, at which time the interest rate shall increase to a cumulative rate of 18% and shall remain at such rate until maturity.  Interest shall be payable quarterly. The Newco Senior Notes will be prepayable by Newco at any time in whole or in part without premium or penalty. The Newco Senior Notes will be secured by the Affiliate Pledge and Security Agreement, the Pledge and Security Agreement and the Letter of Credit.  It will be an event of default under the Newco Senior Notes if there is a default under the Newco Subordinated Notes, unless waived in writing by Taberna.  The Newco Senior Notes (and/or any related agreements as may be necessary or desirable) will contain the following covenants:

(a) Without prior consent from Taberna in its sole discretion, a prohibition on the incurrence, or any guaranty, by Newco of any additional indebtedness other than the Newco Senior Notes and, if applicable, the Newco Subordinated Notes.

(b) A prohibition on related party transactions between Tarragon, *** or the Third Party and their affiliates on the one hand, and Newco on the other hand, except on arm’s length terms and subject to Taberna’s prior written approval (such approval not to be unreasonably withheld) or as otherwise provided herein.

(c) Any transfer (directly or indirectly) by *** or the Third Party to any person of (i) equity interests in Newco that in the aggregate results in *** or the Third Party having less than a controlling economic or voting interest in Newco, (ii) control over the management of, or day-to-day responsibilities with respect to, Newco, (iii) any right to appoint a majority (or any lesser controlling number) of the members of the Newco board of managers, or (iv) any right of first offer with respect to *** or the Third Party’s equity interests in Newco, or any issuance of any warrants or options with respect to *** or the Third Party’s equity interests in Newco, that would result in any of the circumstances described in (i) through (iii) above, will be subject to prior written approval of Taberna, which approval may be withheld in Taberna’s sole discretion.  All proceeds of any such transfer or issuance shall be immediately applied to reduce amounts due or payable or to become due or payable with respect to the Newco Senior Notes.

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(d) Newco may not issue any additional equity securities that would result in *** or the Third Party holding less than 51% of the economic or voting interest in Newco without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion. Proceeds from any such issuance of equity must be used either to reduce the obligations under the Newco Senior Notes or fund Tarragon’s operations in accordance with Tarragon’s business plan.

(e) Newco and the holders of the Affiliate Debt, as applicable, may not transfer any of their equity interest in Restructured Tarragon that would have the effect of reducing Newco’s or such holders’ aggregate economic or voting interest in Restructured Tarragon to less than 51%, without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion. In the event that Taberna consents to such transfer, all proceeds of any such transfer shall be immediately applied to reduce amounts due or payable or to become due or payable with respect to the Newco Senior Notes.

(f) Without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion, Newco and the holders of the Affiliate Debt shall cause Restructured Tarragon not to either (i) issue any equity securities that would have the effect of reducing Newco’s and such holders’ aggregate economic or voting interest in Restructured Tarragon to less than 51%, or (ii) issue common stock or securities convertible into common stock at a price less than the value accorded the shares of Restructured Tarragon’s common stock in the Financial Restructuring.

(g) Subject to its fiduciary obligations, Newco and, if applicable, the holders of the Affiliate Debt shall not allow Restructured Tarragon (or any wholly-owned subsidiary) to sell certain assets that are mutually agreed upon in good faith by Restructured Tarragon and Taberna and are identified in the Indenture at a price less than their value in the Financial Restructuring, except with Taberna’s prior written approval (provided that Taberna shall be deemed to have consented to any sale that is approved by the Bankruptcy Court after notice and a hearing).

(h) Other than dividends to pay interest on the Newco Senior Notes as contemplated under Section 2(c) and the dividends described in Section 3(k), and without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion, Restructured Tarragon shall not pay any dividend or make any distribution to Newco or the holders of the Affiliate Debt on account of or with respect to Newco’s or such holders’ equity interest(s) in Restructured Tarragon, except that such a dividend or distribution may be made from GAAP net income as follows:  (i) up to $1 million during the calendar year ending December 31, 2009, which shall be reduced by the amount of  $2,739.72 for each day in 2009 that elapsed prior to the Plan becoming “effective”; (ii) up to $1.5 million during the calendar year ending December 31, 2010; (iii) up to $2 million during the calendar year ending December 31, 2011; and (iv) up to $2.5 million during the calendar year ending December 31, 2012. and (v) for each year thereafter in an amount not greater than 120% of the amount of such dividend or distribution made during the immediately preceding calendar year; provided, however, that any allowable distribution or dividend that could have been made in any given calendar year as described above but that was not made in any given calendar year may be made in, or carried over to, any subsequent calendar year provided that there exists sufficient GAAP net income to make such additional distribution or dividend.

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(i) If applicable, without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion, Newco shall not make any payment of principal on account of any of the Newco Subordinated Notes.

(j) Without Taberna’s prior written consent, which consent may be withheld in Taberna’s sole discretion, Newco shall not pay any dividend or make any distribution on account of or with respect to, or otherwise redeem, any of its equity securities, except that during the calendar year 2009 and for each subsequent calendar year thereafter such a dividend or distribution may be made only from GAAP net income in the following amounts:  (i) up to $1 million during the calendar year ending December 31, 2009; (ii) up to $1.5 million during calendar year ending  December 31, 2010; (iii) up to $2.0 million during the calendar year ending December 31, 2011; (iv) up to $2.5 million during the calendar year ending December 31, 2012; and (v) for each year thereafter in an amount not greater than 120% of the amount of such dividend or distribution made during the immediately preceding calendar year; provided, however, that any allowable distribution or dividend that could have been made in any given calendar year as described above but that was not made in any given calendar year may be made in, or carried over to, any subsequent calendar year provided that there exists sufficient GAAP net income to make such additional distribution or dividend.

(k) Restructured Tarragon may make to Newco and the holders of the Affiliate Debt, and Newco and the holders of the Affiliate Debt may receive and retain, annual distributions in addition to the dividends to pay interest on the Newco Senior Notes as contemplated under Section 2(c) and the dividends described in Section 3(h) (whether or not such amounts were distributed) from Cash Available for Distribution (as defined below) so long as the outstanding principal balance of the Newco Senior Notes is paid down in an amount that is equal to 400% of the incremental distribution allowed under this Section 3(k), which payment of the Newco Senior Notes may be paid by Restructured Tarragon to Newco as a special dividend or otherwise.  For purposes hereof, “Cash Available for Distribution” means cash flow from Tarragon’s operating activities, as reported in accordance with GAAP; plus the net cash proceeds from sales or refinancing of properties, less amounts of such net proceeds distributed to minority partners; after deducting payments of dividends on preferred investments as described herein.

4. Newco Subordinated Notes.   The Newco Subordinated Notes will be issued in the principal amount of $10,000,000 and will mature in 2038.  The Newco Subordinated Notes will be prepayable by Newco in whole or in part without premium or penalty. The Newco Subordinated Notes will, until the 17th anniversary of issuance, pay cumulative interest in an amount not to exceed $760,000 per annum.  The Newco Subordinated Notes will be subordinated in all respects to the Newco Senior Notes, which subordination shall be further evidenced by an intercreditor agreement by and between Taberna and the holders of the Newco Subordinated Notes. The Newco Subordinated Notes will be unsecured.

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5. Payments on Signing of This Agreement.

(a) Simultaneously with the execution and delivery of this Agreement, Tarragon  shall pay Taberna the sum of  (i) $2,462,366.67 on account of interest payable on the Taberna Debt (the “Interest Payment”), and  (ii) $300,000 on account of the fees and expenses incurred by Taberna in connection with its evaluation, negotiation and/or documentation of this  Agreement and related documents  (the “Expense Payment”). The Payment and Expense Payment shall each be paid by wire transfer in immediately available funds to an account designated in writing by Taberna.

(b) In addition to the Interest Payment and the Expense Payment, Tarragon, *** or the Third Party shall make the following payments to Taberna by wire transfer to the same account designated above: (i) the sum of $625,000 on or before January 30, 2009; and (ii) the sum of $625,000 on before April 30, 2009 (collectively, the “Additional Payments”).  The Additional Payments shall be made in satisfaction of all of the payments due on the Taberna Debt on January 30, 2009 and April 30, 2009.

6. Board Composition.  There shall be at least one “independent” director on the board of restructured Tarragon.  The parties shall further take commercially reasonable efforts to afford observation rights on Tarragon’s Board to a representative of Taberna until all obligations under the Newco Senior Notes have been paid in full.  Newco agrees to afford observation rights on Newco’s board of managers to a representative of Taberna until all obligations under the Newco Senior Notes have been paid in full.

7. Management Agreement.  Taberna will consent to a commercially reasonable management agreement entered into by Tarragon and *** or any Third Party, to the extent required and approved by holders of the Affiliate Debt.  The terms, provisions and counter-party of and to such management agreement shall be subject to Taberna’s reasonable approval, and such agreement shall not be amended or modified without Taberna’s written consent (such consent not to be unreasonably withheld).

8. Representations and Warranties of Taberna and Each Taberna Debt Holder.  Taberna, for itself and on behalf of each of the Taberna Debt Holders, represents and warrants to Tarragon and Newco that the following statements are true, correct and complete insofar as they relate to it:

(a) It is a corporation, partnership, limited liability company or other legal entity, as the case may be, duly organized, validly existing and in good standing under the laws of its corporation or formation.

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(b) It has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and, subject to Bankruptcy Court approval, carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part.

(c) The execution, delivery, and, subject to any necessary Bankruptcy Court approval, performance by it of this Agreement does not and shall not violate any provision of Law applicable to it or its charter or bylaws (or other similar governing documents) or any material agreement by which it is bound or to which its assets are subject.

(d) The execution, delivery and performance by such party of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or foreign governmental authority or regulatory body.

(e) This Agreement is its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(f) The Taberna Debt is owned free and clear of all liens, mortgages, charges, security interests, burdens, encumbrances or other restrictions or limitations of any nature whatsoever (“Liens”) other than this Agreement and other than under the Loan Documents.

(g) On consummation of the Exchange pursuant to the terms hereof, the Taberna Debt shall be sold, assigned and delivered to Newco free and clear of all Liens other than this Agreement and other than under the Loan Documents.

(h) There are no actions, suits, claims or legal or administrative arbitration or other alternative dispute resolution proceedings, audits or investigations (each a “ Legal Proceeding” and collectively “Legal Proceedings”) pending or threatened against it that, if adversely determined, (i) could have a material adverse effect on it or its ability to consummate the transactions provided for herein or (ii) would reduce, limit or otherwise adversely affect the obligations of the Tarragon Debtors under the Taberna Debt.

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(i) It is an “accredited investor” as such term is defined under Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of the investment in the Newco Senior Notes; is capable of bearing the economic risks associated with the investment in the Newco Senior Notes, and has been provided access to such information and documents regarding  Newco and Tarragon as are necessary in order to make a fully informed decision on whether or not to purchase the Newco Senior Notes; has been afforded an opportunity to ask questions of, and receive answers from, ***, Newco and Tarragon concerning the Newco Senior Notes and has performed its own due diligence in making the decision to invest in the Newco Senior Notes; is acquiring the Newco Senior Notes for its own account, for investment and no with a view to any “distribution” thereof within the meaning of the Securities Act, and has no present intention of selling, transferring or otherwise distributing such securities; has been advised that the Newco Senior Notes have not been and are not being registered under the Securities Act, Newco is not obligated to and does not intend to register the Newco Senior Notes under the Securities Act and that Newco, in issuing the Newco Senior Notes, is relying upon, among other things, the representations and warranties of such Taberna Debt  Holder in this Agreement in concluding that the issuance of the Newco Senior Notes will be exempt from the provisions of the Securities Act and the rules and regulations promulgated thereunder.

(j) (i) the Taberna Debt Holders are the holders of 100% of the Taberna Debt, (ii) Taberna has been authorized by the Taberna Debt Holders to execute, deliver and perform this Agreement on behalf of the Taberna Debt Holders and (iii) by Taberna’s and BNY’s execution hereof, this Agreement constitutes valid and binding obligations of the Taberna Debt Holders enforceable against the Taberna Debt Holders in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

9. Representations and Warranties of Tarragon. Tarragon represents and warrants to Taberna and each Taberna Debt Holder that the following statements are true, correct and complete:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of Nevada.

(b) It has all requisite corporate authority to enter into this Agreement and, subject to any necessary Bankruptcy Court approval, carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part.

(c) The execution, delivery, and, subject to Bankruptcy Court approval, performance by it of this Agreement does not and shall not violate any provision of Law applicable to it or its charter or bylaws (or other similar governing documents) or any material agreement by which it is bound or to which its assets are subject.

(d) The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or foreign governmental authority or regulatory body.

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(e) This Agreement is its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

10. Agreement with Respect to Newco.  Tarragon will promptly create Newco in a manner reasonably acceptable to Taberna.

11. Notification of Certain Matters.  Taberna shall give prompt notice to Tarragon and Newco, and *** or Third Party and Newco shall give prompt notice to Taberna, of (i) Taberna, Tarragon or Newco, as the case may be, becoming aware that any representation or warranty made by any party to this Agreement is untrue or inaccurate in any material respect, (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in the Disclosure Statement to be untrue or inaccurate in any material respect and (iii) any failure of any party to this Agreement to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; and Taberna, Tarragon and Newco  shall give prompt notice to each other of any notice or other communication from any person alleging that the consent of such person is required in connection with any of the Financial Restructuring or the Exchange.

12. Consents and Approvals.

(a) The parties hereto shall cooperate with each other and use their commercially reasonable efforts to promptly (i) prepare and file all necessary documentation, (ii) effect all applications, notices, petitions and filings and (iii) obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities, which are necessary or advisable to consummate the Financial Restructuring and the Exchange.  The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Financial Restructuring and the Exchange.  Each of the parties shall each use its reasonable commercial efforts to resolve any objections that may be asserted by any governmental authority or any other person with respect to this Exchange Agreement or the Financial Restructuring.  The parties, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, shall use reasonable commercial efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b) The parties shall promptly advise each other upon receiving any communication from any governmental authority whose consent or approval is required for consummation of any of the transactions contemplated hereby which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

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13. Conditions to Closing of the Exchange.

13.1 Conditions to Each Party’s Obligation to Close.  The obligation of each party to effect the Exchange shall be subject to the satisfaction at or prior to the Effective Date, of the following conditions:

(a) The Financial Restructuring shall have been concluded and, to the extent applicable, the Bankruptcy Court shall have entered a Final Order approving the Confirmed Plan, and such Confirmed Plan shall be effective;

(b) The Trustees and Newco shall have executed all necessary documents, including any Indentures required by the Trustees;

(c) All material filings, notifications, consents or approvals required by Law with respect to the Exchange shall have been made and, to the extent required, obtained, and any waiting period (and any extension thereof) applicable by Law to the Exchange shall have expired or terminated; and

(d) No action shall be pending which seeks to challenge or enjoin the Exchange under any Law, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Exchange shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, enforced by any governmental authority which prevents or prohibits the consummation of the Exchange.  In the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

13.2 Newco’s Conditions.  In addition to the conditions set forth in Section 13.1, all obligations of Newco to effect the Exchange under this Agreement are subject to the fulfillment, as determined by Newco in its reasonable discretion, prior to or at the Effective Date, of each of the following conditions:

(a) The representations and warranties of Taberna contained in this Agreement shall be true and correct when made as of the date of this Agreement and as of the Closing as though made as of the Closing.

(b) Each of Taberna and the Taberna Debt Holders shall have performed and complied with all covenants, undertakings, agreements and conditions required by this  Agreement to be performed or complied with by it prior to or at the Effective Date.

(c) Taberna shall have delivered to Newco a certificate of an executive officer of  Taberna to the effect that each of the conditions specified above in Sections 13.2(a) and 13.2(b), as applicable, are satisfied in all respects and certifying as to the due authority and incumbency of each Person executing this Agreement and any other document or instrument executed in connection with the Closing.

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(d) Taberna  shall have delivered or shall have caused to be delivered to Newco (i) the originals of the Taberna Promissory Notes to be exchanged by it for Newco Senior Notes, together with any necessary allonge or assignment, duly executed by such Taberna Debt Holder, or (ii) a certification that the original Taberna Promissory Note(s) cannot be located.

13.3 Taberna’s Conditions.  In addition to the conditions set forth in Section 13.1, all obligations of Taberna and the Taberna Debt Holders to effect the Exchange under this Agreement are subject to the fulfillment, as determined by Taberna in its reasonable discretion, prior to or at the Effective Date, of each of the following conditions:

(a) The representations and warranties of Tarragon and Newco contained in this Agreement shall be true and correct when made as of the date of this Agreement and as of the Closing as though made as of the Closing.

(b) Each of Tarragon and Newco shall have performed and complied with all covenants, undertakings, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Date.

(c) Each of Tarragon and Newco shall have delivered to Taberna a certificate of one of its executive officers to the effect that each of the conditions specified above in Sections 13.3(a) and 13.3(b), as applicable, are satisfied as to it in all respects and certifying as to the due authority and incumbency of each Person executing this Agreement and any other document or instrument executed in connection with the Closing.

(d) Newco shall have delivered to each Taberna Debt Owner the originals of the Newco Senior Notes to be exchanged by it for Taberna Debt.

(e) Tarragon and Newco shall have delivered to Taberna a certificate of the Secretary of State of the state of organization of *** and Newco as to the good standing of each such entity in such jurisdiction as of the most recent practicable date.

14. Closing of the Exchange.

(a) The closing of the Exchange (the “Closing”) shall take place on the Effective Date.

(b) At the Closing, (i) Taberna shall deliver or shall cause to be delivered to Newco the various certificates, instruments, and documents referred to in Section 13.2. above, and (ii) Newco will deliver to the Taberna Debt Holders the various certificates, instruments and documents referred to in Section 13.3 above.

15. Termination of the Agreement.

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15.1 Taberna may elect (in its sole and absolute discretion) to terminate this Agreement in the event that the Interest Payment and Expense Payment are not made to Taberna on or before October 30, 2008.

15.2 Taberna may elect (in its sole and absolute discretion) to terminate this Agreement in the event that the Additional Payments are not made as an when due under Section 5(b) hereof.

15.3 Taberna may elect (in its sole and absolute discretion) to terminate this Agreement in the event that, by January 31, 2009, Tarragon has not either (i) made a Filing, or (ii) presented Taberna with an acceptable Financial Restructuring that does not contemplate a Filing.  In the event Taberna elects to terminate under this Section 15.3, such termination shall be effective unless, on or before February 28, 2009, Tarragon shall have made a Filing or presented an acceptable Financial Restructuring to Taberna that does not contemplate a Filing.

15.4 Any of the parties may terminate this Agreement as provided below:

(a) Taberna, Tarragon and Newco may terminate this Agreement by mutual written consent at any time.

(b) Tarragon or Newco may terminate this Agreement by giving written notice to Taberna at any time prior to the Closing (i) in the event any of Taberna or any Taberna Debt Owner has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Tarragon and/or Newco has notified Taberna and Newco of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before sixty (60) days following the Effective Date by reason of the failure of any condition precedent under Sections 13.1 or 13.3 hereof, or upon the satisfaction of any such condition precedent hereof becoming impossible or impracticable with the use of commercially reasonable efforts (unless the failure results primarily from Tarragon or Newco breaching any representation, warranty, or covenant contained in this Agreement).

(c) Taberna may terminate this Agreement by giving written notice to Tarragon and Newco at any time prior to the Closing (i) in the event Tarragon or Newco has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Taberna has notified Tarragon and Newco of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before sixty (60) days following the Effective Date by reason of the failure of any condition precedent under Sections 13.1 or 13.3 hereof, or upon the satisfaction of any such condition becoming impossible or impracticable with the use of commercially reasonable efforts (unless the failure results primarily from any of Taberna or a Taberna Debt Owner itself breaching any representation, warranty, or covenant contained in this Agreement).

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(d) Taberna may terminate this Agreement by giving written notice to Tarragon and Newco in the event that the Closing does not occur for any reason on or before June 30, 2009.

(e) Taberna may terminate this Agreement by written notice to Tarragon and Newco in the event that the Bankruptcy Court shall have entered any order dismissing the Chapter 11 Case or an order pursuant to Section 1112 of the Bankruptcy Code converting the Chapter 11 Case with respect to Tarragon (but not any Tarragon Subsidiary) to a case under chapter 7 of the Bankruptcy Code. For clarification, if the Bankruptcy Court issues such an order converting the Chapter 11 Case with respect to a Tarragon Subsidiary to a case under chapter 7 of the Bankruptcy Code but such order does not convert the Chapter 11 Case with respect to Tarragon to a case under said chapter 7, Taberna will not have a right to terminate this  Agreement under this Section 15.3(e).

15.5 Effect of Termination.  If any party terminates this Agreement pursuant to this Section 15, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other parties (except for any liability of any party then in breach), and all of the parties hereto shall have all rights, claims and defenses against one another.

16. Additional Claims or Equity Interests.  Notwithstanding anything in this Agreement, no party to this agreement (or any party under their control) will acquire additional debt or claims against the Tarragon Debtors to the extent that such acquisition, when considered in the context of other acquisitions or restructuring terms, would be reasonably likely to prejudice Tarragon’s ability to preserve its net operating losses for income tax purposes.

17. Definitions.

17.1 Certain Definitions

“Affiliate Debt” means $38 million principal amount of subordinated promissory notes of Tarragon issued pursuant to the related loan documents and all Claims associated therewith.

“Affiliate Debt Agreement” means, if applicable, an agreement by and among the holders of the Affiliate Debt, Tarragon and Newco pursuant to which Newco will acquire, own and exchange the Affiliate Debt for the Newco Subordinated Notes as described herein, which agreement shall be consistent with the terms of this Agreement and the Financial Restructuring.

“Approved Plan” means a plan of reorganization of Tarragon that results in Replacement Securities being issued to Newco with respect to and/or in exchange for the Taberna Debt and Affiliate Debt, which Replacement Securities will represent a supermajority of Tarragon’s issued and outstanding shares of common and preferred stock upon their issuance.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et. Seq.

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“Bankruptcy Court” means the United States Bankruptcy Court for the district in which the Filing is made.

“Board of Directors” means the Board of Directors of any Tarragon Debtor and “Boards of Directors” means the Board of Directors of two or more Tarragon Debtors.

“Chapter 11 Case” means the Chapter 11 bankruptcy proceeding of Tarragon initiated by the Filing.

“Claims” means claims, rights, causes of action arising out of or otherwise relating to the Taberna Debt.

“Confirmed Plan” means an Approved Plan that has been confirmed by the Bankruptcy Court in the Chapter 11 Case.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date the transactions contemplated by the Financial Restructuring close, which may, as applicable, be the effective date of a Confirmed Plan, or at such other date, time or place as the parties may agree.

“Final Order” means an order entered by a court exercising jurisdiction over the subject matter as to which (i) no appeal, certiorari proceeding or other review or rehearing has been requested or is still pending, and (ii) the time for filing a notice of appeal or petition for certiorari or further review or rehearing has expired.

“Law” means any United States or non-United States law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, degree or other order of a governmental authority.

“Loan Documents” means the indentures, loan agreements, the Taberna Promissory Notes and other documents that evidence the Taberna Debt.

“Newco” means a Delaware limited liability company, or any other entity acceptable to Taberna, that is initially a direct, wholly-owned subsidiary of Tarragon, and that is formed promptly after the date hereof.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, trust or association.

“Plan Filing Date” means the date on which the Tarragon Debtors first file a plan of reorganization in the Chapter 11 Case.

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“Restructured Tarragon” means Tarragon as it is constituted after the Effective Date.

“Replacement Securities” means any debt, equity or other securities of any nature distributable with respect to and/or in exchange for the Taberna Debt and Affiliate Debt under a Confirmed Plan or Financial Restructuring.

“Tarragon Subsidiary” or “Tarragon Subsidiaries” means any Person which is directly or indirectly controlled by Tarragon.

“Tarragon Debtors” means Tarragon and those Tarragon Subsidiaries that join as petitioners in the Filing.

“Taberna Promissory Notes” means the promissory notes issued under the Loan Documents that evidence the Taberna Debt.

17.2 Additional Definitions.  The following terms have the meanings set forth in the Section set forth below:

Defined Term	Location of Definition
***	Preamble
Affiliate Pledge and Security Agreement	Section 2(b)
Chapter 11	Recitals
Closing	Section 14(a)
Disclosure Statement	Recitals
Exchange	Section 3(a)
Filing	Recitals
Filing Date	Section 1
Financial Restructuring	Recitals
Legal Proceedings	Section 7(h)
Letter of Credit	Section 3(d)
Liens	Section 7(f)
Plan	Section 1
Plan Filing Date	Section 1(f)
Pledge and Security Agreement	Section 3(c)
Securities Act	Section 7(h)
Taberna	Preamble
Taberna Debt	Recitals
Taberna Debt Holders	Preamble
Tarragon	Recitals

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18. Amendments and Waivers.  This Agreement may not be modified, amended or supplemented except by a written agreement signed by Taberna, Tarragon and Newco.

19. GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.  BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER, OR ARISING OUT OF OR IN CONNECTION WITH, THIS  AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING; PROVIDED, THAT IN THE EVENT OF A CHAPTER 11 FILING BY THE TARRAGON DEBTORS, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ISSUES RELATING TO THIS AGREEMENT.

20. Specific Performance.  It is understood and agreed by the parties that money damages would not be a sufficient remedy for any breach of this Agreement by any party, and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

21. Headings.  The headings of the Sections, paragraphs and subsections of this  Agreement are inserted for convenience only, and shall not affect the interpretation hereof.

22. Successors and Assigns; Severability; Several Obligations.  This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof.  The agreements, representations and obligations of each of the parties under this Agreement are, in all respects, several and not joint.

23. Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the parties related to the Exchange and the Financial Restructuring and supersedes all other prior negotiations with respect to the subject matter hereof.

24. Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

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25. Notices. All notices and other communications under this Agreement shall be in writing and shall be given in the manner set forth in the Taberna Promissory Note or the other Loan Documents.

26. Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of the parties hereto to protect and preserve its rights, remedies and interests, including its claims against the Tarragon Debtors with respect to the Taberna Debt.  Nothing herein shall be deemed an admission of any kind.  If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

TABERNA CAPITAL MANAGEMENT LLC, as Collateral Manager for the benefit of the Taberna Debt Holders
By:	/s/ Howard Altschul
Name:	Howard Altschul
Title:	Managing Director

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., As Successor To JP Morgan Chase Bank, National Association (as to Section 1 hereof only)
By:	/s/ Maria D. Calzado
Name:	Maria D. Calzado
Title:	Vice President

ROBERT ROTHENBERG, as holder of Affiliate Debt /s/ Robert Rothenberg

BEACHWOLD PARTNERS, L.P., as holder of Affiliate Debt
By:	/s/ William S. Friedman
Name:	William S. Friedman
Title:	General Partner

TARRAGON CORPORATION
By:	/s/ William S. Friedman
Name:	William S. Friedman
Title:	Chief Executive Officer